Exhibit 99.1
FHLBank San Francisco to Cease Offering New Mortgage Loan Purchase Commitments

FHLBank San Francisco Will No Longer Offer Commitments to Purchase or Facilitate Purchase of Members’ Mortgage Loans

The Federal Home Loan Bank of San Francisco has decided we will no longer offer new commitments to directly purchase, or to facilitate the purchase of, mortgage loans from our members. Over the coming months, we will work closely with members currently participating in the Mortgage Partnership Finance® Program to complete or close outstanding delivery commitments and to ensure a smooth transition.

We intend to retain our existing portfolio of mortgage loans, which had outstanding balances of $2.4 billion as of September 30, 2020, representing approximately 3.1% of the Bank’s total assets.

The Bank began offering its members the opportunity to participate in the MPF® Program, an alternative for selling conforming fixed rate mortgage loans, in 2013. Through September 30, 2020, the Bank’s investment in mortgage loans through the MPF® Program totaled $4.7 billion, with most of this growth occurring during 2017-2019. Beginning in late 2019, our mortgage loan balances steadily declined, largely attributable to accelerated prepayment speeds driven by a low interest rate environment.

In 2020, the Federal Reserve’s commitment to immediate and continuous economic stimulus measures combined with the unique characteristics of the 11th District’s housing market to further reduce the overall competitiveness of our MPF® Program. Considering these and other factors that we expect to continue over the long term, the Bank has made the difficult decision to cease our active participation in the MPF® Program.
If you have any questions about this announcement, please contact Kathleen Turturice, Managing Director, MPF, at 415-616-2592, or reach out to your relationship manager.

(“Mortgage Partnership Finance” and “MPF” are registered trademarks of the Federal Home Loan Bank of Chicago.)

December 17, 2020 | FHLBank San Francisco